Exhibit 99.1

News Release

Approach Resources Inc.

Reports Second Quarter 2015 Results

Fort Worth, Texas, August 5, 2015 – Approach Resources Inc. (NASDAQ: AREX) today reported results for second quarter 2015. Highlights for second quarter 2015 include:

•	Record quarterly production of 1,391 MBoe, or 15.3 MBoe/d, an 8% increase over the prior-year quarter and an 8% increase over first quarter 2015

•	EBITDAX was $32.6 million, or $0.80 per diluted share

•	Revenues totaled $38.6 million. Including realized hedge gains, revenues were $47.9 million

•	Per-unit lease operating expense decreased 20% from the prior year-year quarter, and 10% from first quarter 2015, to $4.97 per Boe

•	Per-unit cash operating expenses decreased 26% from the prior-year quarter, and 11% from first quarter 2015, to $11.02 per Boe

•	Adjusted net loss was $2.8 million, or $0.07 per diluted share

•	Average IP for wells completed since last update was 869 Boe/d (58% oil and 81% liquids)

Adjusted net (loss) income, EBITDAX and cash operating expenses are non-GAAP measures. See “Supplemental Non-GAAP Measures” below for our definitions and reconciliations of adjusted net (loss) income and EBITDAX to net (loss) income and cash operating expenses to operating expenses.

Management Comment

J. Ross Craft, Approach’s Chairman, CEO and President, commented, “We have continued to make great strides in reducing our cost structure. Our large-scale water recycling center became fully operational and helped to reduce our lease operating expense by 20% from the prior-year quarter to below $5.00 per Boe. We recognized double-digit percentage declines across all of our per-unit cash cost metrics, including corporate overhead. In addition, our costs for a standard lateral horizontal well decreased during the quarter to an average of $4.5 million. This quarter solidifies our position as one of the lowest-cost Permian operators in the horizontal Wolfcamp play.

As the outlook for commodity prices remains challenging and uncertain, we have made a decision to reduce our capital expenditure budget for 2015 from $160 million to $150 million to preserve capital and maintain flexibility to take advantage of opportunities that this industry environment may present. We have demonstrated our commitment to capital discipline in prior price cycles, most recently in 2009. We took the time to evaluate and discover a new shale play, which is now known as the Wolfcamp shale play. I believe this price cycle can provide similar opportunities for Approach to grow and deliver long-term value to our shareholders.”

Second Quarter 2015 Results

Production for second quarter 2015 totaled 1,391 MBoe (15.3 MBoe/d), compared to production of 1,286 MBoe (14.1 MBoe/d) in second quarter 2014, an 8% increase. Oil production for the second quarter was 499 MBbls (5.5 MBbls/d). Production for second quarter 2015 was 65% liquids and 35% natural gas.

INVESTOR CONTACT Sergei Krylov Executive Vice President & Chief Financial Officer ir@approachresources.com 817.989.9000	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com

Due to sustained, low commodity prices, the Company reported a net loss for second quarter 2015 of $11.9 million, or $0.29 per diluted share, on revenues of $38.6 million. This compares to net income for second quarter 2014 of $3.8 million, or $0.10 per diluted share, on revenues of $73.4 million. Second quarter 2015 revenues represented a decrease of 47% from the prior-year quarter, but an increase of 16% compared to the first quarter of 2015. Net income for second quarter 2015 included an unrealized loss on commodity derivatives of $13.9 million and a realized gain on commodity derivatives of $9.3 million.

Excluding the unrealized loss on commodity derivatives and related income taxes, adjusted net loss (non-GAAP) for second quarter 2015 was $2.8 million, or $0.07 per diluted share, compared to adjusted net income of $8.7 million, or $0.22 per diluted share, for second quarter 2014. EBITDAX (non-GAAP) for second quarter 2015 was $32.6 million, or $0.80 per diluted share, compared to $50.6 million, or $1.29 per diluted share, for second quarter 2014. See “Supplemental Non-GAAP Financial and Other Measures” below for our definitions and reconciliations of adjusted net (loss) income and EBITDAX to net (loss) income.

Our average realized commodity price for second quarter 2015, before the effect of commodity derivatives, was $27.76 per Boe. This compares to an average realized price of $57.06 per Boe in second quarter 2014. Our average realized price, including the effect of commodity derivatives, was $34.44 per Boe for second quarter 2015.

Lease operating expense continued to decline, averaging $4.97 per Boe for second quarter 2015. This represents a 20% decrease from the prior-year quarter and a 10% decrease from first quarter 2015. Production and ad valorem taxes averaged $2.14 per Boe, or 7.7% of oil, NGL and gas sales. Exploration costs were $0.84 per Boe. Cash general and administrative expense averaged $3.91 per Boe, a 20% decline compared to the prior-year quarter. Non-cash general and administrative expense averaged $1.49 per Boe. Depletion, depreciation and amortization expense averaged $20.43 per Boe, representing an 8% year-over-year decline. Interest expense totaled $6.2 million.

Operations Update

During second quarter 2015, we drilled nine horizontal wells, completed 10 horizontal wells and had two additional horizontal wells in the final stages of completion. The average initial production (IP) rate for all wells completed since our last report was 869 Boe/d (58% oil and 81% liquids). This includes four longer lateral wells. We continued to improve our operational efficiency, reducing our drilling time by an additional 20% compared to a record-setting low average drilling time in 2014. Our spud to total depth (TD) has been reduced to an average of eight days per well.

In addition, we recycled 1.3 million barrels of flowback and produced water during the quarter, which not only helped drive down our drilling and completion costs to $4.5 million per well, but also helped reduce our LOE cost to below $5.00 per Boe. Since the beginning of our water recycling program, we have recycled more than 2 million barrels of flowback and produced water.

Capital expenditures incurred during second quarter 2015 totaled $56.9 million, and included $53.5 million for drilling and completion activities, and $3.4 million for infrastructure projects, equipment and land. As planned, our capital spending for 2015 was largely incurred in the first half of the year. Given the prolonged low commodity price outlook, we have suspended our drilling and completion activities for the remainder of the year. Although we experienced three winter storms, two DCP plant shut-ins and have suspended drilling and completion activities for the remainder of the year, we still project overall production growth of approximately 8% for 2015.

Liquidity Update

At June 30, 2015, we had a $1 billion revolving credit facility with $450 million in lender commitments and $257 million of outstanding borrowings. At June 30, 2015, our liquidity and long-term debt-to-capital ratio were approximately $193 million and 40%, respectively. See “Supplemental Non-GAAP Financial and Other Measures” below for our definitions and calculation of liquidity and long-term debt-to-capital ratio.

Commodity Derivatives Update

We enter into commodity derivatives positions to reduce the risk of commodity price fluctuations. The table below is a summary of our current derivatives positions.

Commodity and Period	Contract Type	Volume Transacted	Contract Price
Crude Oil
July 2015 – December 2015	Collar	1,600 Bbls/d	$84.00/Bbl - $91.00/Bbl
July 2015 – December 2015	Collar	1,000 Bbls/d	$90.00/Bbl - $102.50/Bbl
July 2015 – December 2015	Three-Way Collar	500 Bbls/d	$75.00/Bbl - $84.00/Bbl - $94.00/Bbl
July 2015 – December 2015	Three-Way Collar	500 Bbls/d	$75.00/Bbl - $84.00/Bbl - $95.00/Bbl
July 2015 – December 2016	Swap	750 Bbls/d	$62.52/Bbl
Natural Gas
July 2015 – December 2015	Swap	200,000 MMBtu/month	$4.10/MMBtu
July 2015 – December 2015	Collar	130,000 MMBtu/month	$4.00/MMBtu - $4.25/MMBtu

Guidance Update

The table below sets forth the Company’s updated production and operating costs and expenses guidance for 2015. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

2015 Guidance
Production:
Oil (MBbls)	1,900 – 1,975
NGLs (MBbls)	1,575 – 1,625
Gas (MMcf)	11,550 – 11,700
Total (MBoe)	5,400 – 5,550
Operating costs and expenses (per Boe):
Lease operating	$5.50 – 6.50
Production and ad valorem taxes	7.5% of oil & gas revenues
Cash general and administrative	$3.75 – 4.25
Exploration (non-cash)	$0.50 – 1.00
Depletion, depreciation and amortization	$20.00 – 22.00
Capital expenditures (in millions)	Approximately $150

Conference Call Information and Summary Presentation

The Company will host a conference call on Thursday, August 6, 2014, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss financial and operational results for second quarter 2015. The conference call may be accessed via the Company’s website at www.approachresources.com or by phone:

Dial in:	(877) 201-0168
Intl. dial in:	(647) 788-4901
Passcode:	Approach / 89055164

A replay of the call will be available on the Company’s website or by dialing (855) 859-2056 (passcode: 89055164).

In addition, a second quarter 2015 summary presentation is available on the Company’s website.

About Approach Resources

Approach Resources Inc. is an independent energy company focused on the exploration, development, production and acquisition of unconventional oil and gas reserves in the Midland Basin of the greater Permian Basin in West Texas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include expectations of anticipated financial and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues (in thousands):
Oil	$25,627	$51,570	$46,930	$93,315
NGLs	5,603	11,560	10,755	21,858
Gas	7,375	10,278	14,218	20,162

Total oil, NGL and gas sales	38,605	73,408	71,903	135,335
Realized gain (loss) on commodity derivatives	9,281	(3,320)	25,182	(4,659)

Total oil, NGL and gas sales including derivative impact	$47,886	$70,088	$97,085	$130,676

Production:
Oil (MBbls)	499	525	993	975
NGLs (MBbls)	408	370	778	665
Gas (MMcf)	2,897	2,348	5,436	4,282

Total (MBoe)	1,391	1,286	2,677	2,353
Total (MBoe/d)	15.3	14.1	14.8	13.0
Average prices:
Oil (per Bbl)	$51.31	$98.28	$47.27	$95.73
NGLs (per Bbl)	13.72	31.21	13.82	32.87
Gas (per Mcf)	2.55	4.38	2.62	4.71

Total (per Boe)	$27.76	$57.06	$26.86	$57.51
Realized gain (loss) on commodity derivatives (per Boe)	6.68	(2.58)	9.41	(1.99)

Total including derivative impact (per Boe)	$34.44	$54.48	$36.27	$55.52
Costs and expenses (per Boe):
Lease operating	$4.97	$6.18	$5.25	$6.71
Production and ad valorem taxes	2.14	3.83	2.17	3.86
Exploration	0.84	1.53	0.84	1.15
General and administrative(1)	5.40	5.75	5.83	6.77
Depletion, depreciation and amortization	20.43	22.21	20.51	22.17
(1) Below is a summary of general and administrative expense:
General and administrative – cash component	$3.91	$4.89	$4.23	$5.17
General and administrative – noncash component (share-based compensation)	1.49	0.86	1.60	1.60

APPROACH RESOURCES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUES:
Oil, NGL and gas sales	$38,605	$73,408	$71,903	$135,335
EXPENSES:
Lease operating	6,917	7,946	14,063	15,797
Production and ad valorem taxes	2,974	4,925	5,802	9,094
Exploration	1,165	1,966	2,255	2,704
General and administrative	7,510	7,402	15,612	15,937
Depletion, depreciation and amortization	28,404	28,573	54,924	52,179

Total expenses	46,970	50,812	92,656	95,711

OPERATING (LOSS) INCOME	(8,365)	22,596	(20,753)	39,624
OTHER:
Interest expense, net	(6,243)	(5,357)	(12,165)	(10,494)
Equity in losses of investee	—	(186)	—	(186)
Realized gain (loss) on commodity derivatives	9,281	(3,320)	25,182	(4,659)
Unrealized loss on commodity derivatives	(13,904)	(7,678)	(23,225)	(13,604)
Other income (expense)	12	(109)	38	(109)

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(19,219)	5,946	(30,923)	10,572
INCOME TAX (BENEFIT) PROVISION:	(7,369)	2,153	(11,365)	3,834

NET (LOSS) INCOME	$(11,850)	$3,793	$(19,558)	$6,738

(LOSS) EARNINGS PER SHARE:
Basic	$(0.29)	$0.10	$(0.48)	$0.17

Diluted	$(0.29)	$0.10	$(0.48)	$0.17

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	40,554,758	39,368,606	40,357,059	39,306,296
Diluted	40,554,758	39,384,613	40,357,059	39,322,392

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	June 30,	December 31,
(in thousands)	2015	2014
Cash and cash equivalents	$752	$432
Other current assets	35,319	60,647
Property and equipment, net, successful efforts method	1,407,047	1,331,659
Other assets	10	—

Total assets	$1,443,128	$1,392,738

Current liabilities	$67,472	$106,852
Long-term debt(1)	499,098	391,311
Other long-term liabilities	117,597	120,248
Stockholders’ equity	758,961	774,327

Total liabilities and stockholders’ equity	$1,443,128	$1,392,738

(1)	Long-term debt is net of debt issuance costs of $7.9 million and $8.7 million as of June 30, 2015 and December 31, 2014, respectively.

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financials page in the Investor Relations section of our website at www.approachresources.com.

Adjusted Net (Loss) Income

This release contains the non-GAAP financial measures adjusted net (loss) income and adjusted net (loss) income per diluted share, which excludes (1) unrealized loss on commodity derivatives, (2) a rig termination fee, and (3) related income tax effect. The amounts included in the calculation of adjusted net (loss) income and adjusted net (loss) income per diluted share below were computed in accordance with GAAP. We believe adjusted net (loss) income and adjusted net (loss) income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of adjusted net (loss) income and adjusted net (loss) income per diluted share to net (loss) income for the three and six months ended June 30, 2015 and 2014 (in thousands, except per-share amounts).

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net (loss) income	$(11,850)	$3,793	$(19,558)	$6,738
Adjustments for certain items:
Unrealized loss on commodity derivatives	13,904	7,678	23,225	13,604
Rig termination fee	—	—	498	—
Related income tax effect	(4,866)	(2,780)	(8,303)	(4,934)

Adjusted net (loss) income	$(2,812)	$8,691	$(4,138)	$15,408

Adjusted net (loss) income per diluted share	$(0.07)	$0.22	$(0.10)	$0.39

EBITDAX

We define EBITDAX as net (loss) income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss on commodity derivatives, (5) interest expense, net, and (6) income tax (benefit) provision. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of EBITDAX and EBITDAX per diluted share to net (loss) income for the three and six months ended June 30, 2015 and 2014 (in thousands, except per-share amounts).

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net (loss) income	$(11,850)	$3,793	$(19,558)	$6,738
Exploration	1,165	1,966	2,255	2,704
Depletion, depreciation and amortization	28,404	28,573	54,924	52,179
Share-based compensation	2,075	1,107	4,292	3,761
Unrealized loss on commodity derivatives	13,904	7,678	23,225	13,604
Interest expense, net	6,243	5,357	12,165	10,494
Income tax (benefit) provision	(7,369)	2,153	(11,365)	3,834

EBITDAX	$32,572	$50,627	$65,938	$93,314

EBITDAX per diluted share	$0.80	$1.29	$1.63	$2.37

Cash Operating Expenses

We define cash operating expenses as operating expenses, excluding (1) exploration expense, (2) depletion, depreciation and amortization expense, and (3) share-based compensation expense. Cash operating expenses is not a measure of operating expenses as determined by GAAP. The amounts included in the calculation of cash operating expenses were computed in accordance with GAAP. Cash operating expenses is presented herein and reconciled to the GAAP measure of operating expenses. We use cash operating expenses as an indicator of the Company’s ability to manage its operating expenses and cash flows. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of cash operating expenses to operating expenses for the three and six months ended June 30, 2015 and 2014 (in thousands, except per-Boe amounts).

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses	$46,970	$50,812	$92,656	$95,711
Exploration	(1,165)	(1,966)	(2,255)	(2,704)
Depletion, depreciation and amortization	(28,404)	(28,573)	(54,924)	(52,179)
Share-based compensation	(2,075)	(1,107)	(4,292)	(3,761)

Cash operating expenses	$15,326	$19,166	$31,185	$37,067

Cash operating expenses per Boe	$11.02	$14.90	$11.65	$15.75

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our liquidity at June 30, 2015 (in thousands).

Liquidity at June 30, 2015
Lender commitments	$450,000
Cash and cash equivalents	752
Senior secured credit facility – outstanding borrowings	(257,000)
Outstanding letters of credit	(325)

Liquidity	$193,427

Long-Term Debt-to-Capital

Long-term debt-to-capital ratio is calculated by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our long-term debt-to-capital ratio at June 30, 2015, and December 31, 2014 (in thousands).

	June 30, 2015	December 31, 2014
Long-term debt(1)	$499,098	$391,311
Total stockholders’ equity	758,961	774,327

	$1,258,059	$1,165,638
Long-term debt-to-capital	39.7%	33.6%

(1)	Long-term debt is net of debt issuance costs of $7.9 million and $8.7 million as of June 30, 2015 and December 31, 2014, respectively.